Exhibit 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the ____ day of _____________, 1998, by and between Eagle Bancorp, Inc., a Maryland corporation, or its assigns ("Eagle") and Thomas D. Murphy ("Murphy").

                                     RECITAL
                                     -------

         Eagle desires to hire Murphy as the Executive Vice President and Chief Operating Executive Officer of Eagle, and Murphy desires to accept such employment, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the recital, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

         1. Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

                  1.1      "Commencement Date " means October 21, 1997.

                  1.2 "Bank Regulatory Agency" means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over Eagle or any transaction contemplated, undertaken or proposed to be undertaken by Eagle, including, but not necessarily be limited to:

                           (a) the Federal Deposit Insurance  Corporation or any
other federal or state depository insurance organization or fund;

                           (b) the Federal  Reserve  System,  the Comptroller of
the Currency, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner's office;

                           (c) any  Person  established,  organized,  owned  (in
whole or in part) or controlled by any of the foregoing; and

                           (d) any predecessor,  successor or assignee of any of
the foregoing.

                  1.3      "Board" means the Board of Directors of Eagle.

                  1.4 "Bylaws" means the Bylaws of Eagle as in effect from time to time.

                  1.5  "Person"  means  any   individual,   firm,   association,
partnership, corporation, limited liability company, group, governmental agency or other authority, or other organization or entity.

                  1.6      "President" means the President of Eagle.

         2.       Employment; Term.

                  2.1 Position. Eagle hereby employs Murphy to serve as the Executive Vice President and Chief Operating Officer of Eagle. Murphy shall also be a member of Eagle's Board, subject to election by the shareholders of Eagle in accordance with the Bylaws.


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                  2.2 Term. The term of this  Agreement and Murphy's  employment hereunder shall commence with the Commencement Date and continue for a period of three (3) years ending on October 20, 2000 (the "Term"), unless sooner terminated in accordance with the provisions of this Agreement.

         3.       Duties of Murphy.

                  3.1 Nature and Substance. Murphy shall report directly to the President and shall be under the direction of the President. The specific powers and duties of Murphy shall be established, determined and modified by and within the discretion of the Board, including (but not necessarily be limited to):

                           (a) the coordination and leadership of the efforts of
Eagle to achieve and maintain any and all necessary and/or appropriate Bank Regulatory Agency approvals and permissions prerequisite to its successful continued operation, including coordination of the professional services of counsel, accountants and bank consultants;

                           (b) the preparation and  presentation to the Board of
budgets and adherence of Eagle to those approved by the Board;

                           (c) the provision of such reports,  updates and other
data and information as may be reasonably required by Eagle and Bank Regulatory Agencies;

                           (d) subject to guidelines and/or criteria established
by Eagle, the hiring, promotion, supervision, retention and discharge of all employees, except for executive officers of Eagle at or above the level of Executive Vice President;

                           (e) the  formulation and  implementation  of employee
personnel policies and benefits, subject to approval by the Board;

                           (f) the promotion of the  reputation  and business of
Eagle within the community;

                           (g)  the  advancement  of the  business  purposes  of
Eagle, including, but not limited to, business development and customer, depositor and public relations;

                           (h) participation in and service upon such committees
and  subcommittees  as  may  be  directed  by  the  Board,   without  additional
compensation to that set forth hereinbelow;

                           (i)  supervision of the  maintenance of the books and
accounts and the supervision and maintenance of accounts payable and expenses of Eagle and the reporting of the status thereof at each scheduled or called meeting of the Board or any committee thereof; provided, however, that all expenditures on behalf of Eagle shall be approved in accordance with the terms and conditions of procedures established by the Board;

                           (j) such other duties of the Executive Vice President
and Chief Operating Officer as may be enumerated in the Bylaws; and

                           (k) such  other  duties and  responsibilities  as are
normally  incident  to the  position  of  Executive  Vice  President  and  Chief
Operating Officer of a banking institution, including assisting, directing and/or supervising the operations and other employees of Eagle upon such terms, conditions, rules, policies and regulations as may be established by the Board from time to time.

                  3.2 Performance of Services.  Murphy agrees to devote his full business time and attention to the performance of his duties and responsibilities under this Agreement, and shall use his best efforts and discharge his duties to the best of his ability for and on behalf of Eagle and toward its successful operation. Murphy shall comply with all laws, statutes, ordinances, rules and regulations relating to his employment and duties. During the Term of this Agreement, Murphy shall not at any time or place directly or indirectly engage or agree to engage in any business or practice related to the banking business with or for any other Person to any extent whatsoever, other than to the extent required by the terms and conditions of this Agreement. Murphy agrees that while employed by Eagle he will not, without the prior written consent of the Board, engage, or obtain a financial or ownership interest, in any other business, employment, consulting or similar arrangement, or other undertaking (an "Outside Arrangement") if such Outside Arrangement would interfere with the satisfactory performance of Murphy's duties to Eagle, present a conflict of interest with Eagle, breach Murphy's duty of loyalty or fiduciary duties to Eagle, or otherwise conflict with the provisions of this Agreement; provided, however, that Murphy shall not be prevented from investing Murphy's assets in such form or manner as would not require any services on the part of Murphy in the operation or the affairs of the entities in which such investments are made and provided such investments do not present a conflict of interest with Eagle. Murphy shall promptly notify the Board of any Outside Arrangement and provide Eagle with any written agreement in connection therewith.

         4. Compensation; Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, Eagle shall pay to Murphy the following:

                  4.1 Salary. Beginning on the Commencement Date, Murphy shall be paid a salary ("Salary") of One Hundred Twenty Thousand Dollars ($120,000.00) on an annualized basis. Upon the opening of Eagle's first location, Murphy's Salary shall be increased to One Hundred Thirty Thousand Dollars ($130,000) on an annualized basis. Eagle shall pay Murphy's Salary in equal installments in accordance with Eagle's regular payroll periods as may be set by Eagle from time to time. Murphy's Salary shall be further increased from time to time at the discretion of the Board.

                  4.2 Bonus. During the Term, Murphy shall be paid a bonus ("COO Bonus") totaling Thirty Thousand Dollars ($30,000.00), payable in equal monthly installments commencing with the opening of Eagle's first location and continuing until the end of the Term (e.g., the payments shall be amortized over the number of months from the opening of the first location through the end of the Term). At Murphy's option the COO Bonus may be paid in annual installments of Ten Thousand ($10,000.00) each beginning January 2, 1999, provided this cost can be amortized over a calendar period. If at the end of the Term there is any unpaid portion of the COO Bonus, the unpaid portion shall be paid in full within thirty (30) days after the expiration of the Term unless otherwise agreed by the parties. If Eagle is sold or otherwise acquired and this Agreement does not continue with the successor, any unpaid portion of the COO Bonus shall be paid in full within thirty (30) days after the date of termination of this Agreement.

                  4.3 Withholding. Payments of Salary and COO Bonus shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

                  4.4 Vacation and Leave. Murphy shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of Eagle for executive officers.

                 4.5 Office Space. Eagle will provide customary office space and office support to Murphy beginning on the Commencement Date.

                 4.6 Car Allowance. Eagle will pay Murphy a monthly car allowance of Five Hundred Dollars ($500.00).

                 4.7 Non-Life Insurance. Eagle will provide Murphy with group health, disability and other insurance as Eagle may determine appropriate and arranges for all employees of Eagle.

                 4.8 Life Insurance.

                           4.8.1 Eagle will  obtain,  and  maintain at all times
while this Agreement is in effect, a term life insurance policy (the "Policy") on Murphy in the amount of Six Hundred Thousand Dollars ($600,000.00), the particular product and carrier to be chosen by Eagle in its discretion. Murphy shall have the right to designate the beneficiary of the Policy. Eagle will pay the premium for the Policy at the standard rate. In the event Murphy is rated and the premium exceeds the standard rate, the Policy amount shall be lowered to the maximum amount that can be purchased at the standard rate for a Six Hundred Thousand Dollar ($600,000.00) policy. For example, if Murphy is rated and the standard rate for a Six Hundred Thousand Dollar ($600,000.00) policy would acquire a Five Hundred Thousand Dollar ($500,000.00) policy, Eagle would only be required to purchase the Five Hundred Thousand Dollar ($500,000.00) policy.

                           4.8.2  Eagle may,  at its cost,  obtain and  maintain
"key-man" life insurance on Murphy in such amount as determined by the Board from time to time. Murphy agrees to cooperate fully and to take all actions reasonably required by Eagle in connection with such insurance.

                  4.9 Expenses. Eagle shall promptly upon presentation of proper expense reports therefor reimburse Murphy, in accordance with the policies and procedures established from time to time by Eagle for its senior executive officers, for all reasonable and customary travel (other than local use of an automobile for which Murphy is being provided the car allowance) and other out-of-pocket expenses incurred by Murphy in the performance of his duties and responsibilities under this Agreement and promoting the business of Eagle, including appropriate membership fees, dues and the cost of attending meetings and conventions.

                  4.10 Retirement Plans. Murphy shall be entitled to participate in any and all qualified pension or other retirement plans of Eagle which may be applicable to executive personnel of Eagle.

                  4.11 Warrants. Murphy shall be issued warrants to acquire six thousand (6,000) shares of Eagle Bancorp, Inc. common stock. Such warrants shall be (a) exercisable on or after an initial public offering of said stock at an exercise price equal to the price to the public in the initial public offering and (b) subject to such terms and conditions as may be required by the underwriter of such offering and as may reasonably be imposed by Eagle with respect to securities of this nature.

                  4.12 Other Benefits. While this Agreement is in effect, Murphy shall be entitled to all other benefits that Eagle provides from time to time to its senior executive officers, including, but not limited to, any stock option plan and other incentive plans.

                  4.13 Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company. Eagle shall not be liable to Murphy, his family, heirs, executors, beneficiaries, personal or legal representatives or other successors for any payment payable or claimed to be payable under any insurance plan.

         5.  Conditions   Subsequent  to  Continued   Operation  and  Effect  of
Agreement.

                 5.1 Approval by Eagle by Bank Regulatory Agencies. This Agreement shall be null and void and of no force or effect if:

                           (a) any Bank  Regulatory  Agency does not approve the
charter of Eagle or otherwise fails to allow Eagle to commence operations within a reasonable period of time;

                           (b) any  Bank  Regulatory  Agency  fails  to  approve
Murphy for the position of Executive Vice President and Chief Operating Officer of Eagle; or

                           (c)  Eagle  fails  to  raise  or  otherwise  secure a
minimum of Eight Million Dollars ($8,000,000.00) in initial capital.

                  5.2 Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and Eagle's continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of Eagle. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by Eagle if the parties hereto cannot in good faith agree upon such additions, deletions, or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

         6. Termination of Agreement. This Agreement may be terminated prior to expiration of the Term as provided below.

                  6.1 Definition of Cause. For purposes of this Agreement, "Cause" means:

                           (a)   any   act   of   theft,   fraud,    intentional
misrepresentation or similar conduct by Murphy in connection with or associated with the services rendered by Murphy to Eagle under this Agreement;

                           (b) any failure of this  Agreement to comply with any
Bank Regulatory Agency requirement which is not cured in accordance with Section
5.2 within a reasonable period of time after written notice thereof;

                           (c) any Bank  Regulatory  Agency action or proceeding
against Murphy as a result of his negligence, fraud, malfeasance or misconduct;

                           (d)  material  failure  of  Eagle to  achieve  budget
requirements, performance standards or targets established annually by the Board, where such failure is not the result of economic conditions or lack of appropriate effort and/or due diligence by Murphy; or

                           (e)  any of the  following  conduct  on the  part  of
Murphy that Murphy has not corrected or cured within thirty (30) days after having received written notice from Eagle detailing and describing such conduct:

                                     (i)  the use of  drugs,  alcohol  or  other
substances by Murphy to an extent which materially interferes with or prevents Murphy from performing Murphy's duties under this Agreement;

                                     (ii) failure by or the  inability of Murphy
to devote full time, attention and energy to the performance of Murphy's duties pursuant to this Agreement (other than by reason of his death or disability);

                                     (iii)   intentional   material  failure  by
Murphy to carry out the explicit lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board or the President which are consistent with his position as Executive Vice President and Chief Executive Officer; or

                                     (iv) willful or  intentional  misconduct on
the part of Murphy that results in substantial injury to Eagle or any of its parent, subsidiaries or affiliates.

                  6.2      Termination by Eagle.

                           6.2.1 For Cause. Eagle shall have the right to cancel
and terminate this Agreement and Murphy's employment for Cause immediately on written notice. If Murphy is terminated for Cause, all rights to compensation and benefits shall cease as of the date of termination, provided, however, that Murphy shall be entitled to accrued compensation and benefits through the date of termination.

                           6.2.2  Without  Cause.  Eagle shall have the right to
cancel and terminate this Agreement and Murphy's employment at any time on written notice without Cause for any or no reason, subject to the provisions of
Section 6.4.

                  6.3 Termination by Murphy. Murphy shall have the right to cancel and terminate this Agreement and his employment at any time on sixty (60) days prior written notice to the Board.

                  6.4 Severance. Except as set forth below, if Murphy's employment with Eagle is terminated by Eagle or its successors during the Term without Cause, Eagle shall, for the balance of the Term, continue to pay Murphy, in the manner set forth below, Murphy's Salary at the rate being paid as of the date of termination plus the unpaid portion of the COO Bonus; provided, however, that Murphy shall not be entitled to any such payments of Salary and COO Bonus if his employment is terminated due to his death or long-term disability or this Agreement is rendered null and void pursuant to Section 5.1. Any Salary and COO Bonus due Murphy pursuant to this Section 6.4 shall be paid to Murphy in installments on the same schedule as Murphy was paid immediately prior to the date of termination, each installment to be the same amount Murphy would have been paid under this Agreement if he had not been terminated. In the event Murphy breaches any provision of Article 7 of this Agreement, Murphy's entitlement to any Salary or COO Bonus payable pursuant to this Section 6.4, if and to the extent not yet paid, shall thereupon immediately cease and terminate.

         7.       Confidentiality; Non-Competition; Non-Interference.

                  7.1 Confidential Information. Murphy, during employment by Eagle, will have access to and become familiar with various trade secrets and other confidential and proprietary information of Eagle, its parent, subsidiaries and/or affiliates and/or relating to the business of Eagle, its parent, subsidiaries and/or affiliates ("Confidential Information"), including, but not limited to: business plans; operating results; financial statements and financial information; marketing and business strategies and techniques; contracts; mailing lists; purchasing information; internal structure; customer data (including lists, names and requirements); feasibility studies; vendor data (including names, lists, and contract terms); operating methods and procedures; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and all other materials and information related to the businesses or activities of Eagle, its parent, subsidiaries and/or affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

                  7.2 Nondisclosure. Murphy hereby covenants and agrees that Murphy shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, or transfer any Confidential Information to any Person, or use Confidential Information in any way or for any purpose, except as required in the course of Murphy' employment by Eagle. The covenant set forth in this
Section 7.2 shall not apply to information now known by the public or which becomes known generally to the public (other than as a result of a breach of this Article 7 by Murphy).

                  7.3 Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, data, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, "Documents"), in any form (including, without limitation, in hard copy, computerized, digital or other format and whether an original, duplicate, copy, recompilation, abstract or other version) and whether prepared by Murphy, or otherwise provided to or coming into the possession of Murphy, that contain any information about or pertaining or relating to Eagle, its parent, subsidiaries and/or affiliates and/or their businesses ("Eagle Information") shall at all times remain their exclusive property. Promptly after a request by Eagle or the termination of Murphy' employment, Murphy shall take reasonable efforts to (i) return to Eagle all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks containing or embodying any Document or Eagle Information and (ii) purge and destroy all Documents and Eagle Information in any intangible form (including computerized, digital or other electronic format) as may be requested by Eagle, and Murphy shall not retain in any form (whether tangible or intangible) any such Document or any summary, compilation, synopsis or abstract of any Document or Eagle Information.

                  7.4      Non-Competition.

                           7.4.1  Murphy  hereby  acknowledges  and agrees that,
during the course of his employment by Eagle, Murphy
will become familiar with and involved in all aspects of the business and operations of Eagle. Murphy hereby covenants and agrees that during the one (1) year period immediately following any termination or cessation of such employment Murphy will not at any time, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or otherwise) own, be employed by, render services to, or otherwise be involved or engaged in any manner in the operation of, a bank or savings and loan or a holding company of a bank or savings and loan that has an office or branch location within a fifty
(50) mile radius of the location of Eagle's headquarters on the date of termination or cessation of employment.

                           7.4.2 This  Section  7.4 shall not apply if (a) Eagle
does not give Murphy one hundred twenty (120) days written notice prior to the end of the Term that it intends to seek an extension or renewal of this Agreement beyond the Term and, if such notice is given, Murphy gives Eagle written notice ninety (90) days prior to the end of the Term that he does not intend to continue employment beyond the Term, or (b) there is a (i) merger or consolidation with a third party in which Eagle is not the survivor, (ii) sale of a controlling interest in Eagle to a third party or (iii) a sale of all or substantially all of the business or assets of Eagle to a third party, and this Agreement is not assigned to such third party or Murphy's employment hereunder is otherwise terminated by such third party in connection with such merger, consolidation or sale. Further, ownership of less than two percent (2%) of the securities of any publicly held corporation shall not constitute a violation of this Section 7.4.

                  7.5 Non-Interference. Murphy hereby covenants and agrees that, at no time during the period of Murphy's employment by Eagle and for a period of one (1) year immediately following any termination of such employment, Murphy will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, partner, principal, member, employee, contractor, consultant or any other capacity), induce or attempt to induce any customers, suppliers, officers, employees, contractors, consultants, agents or representatives of, or any other person that has a business relationship with, Eagle or any of its parent, subsidiaries and affiliates to discontinue, terminate or reduce the extent of their relationship with Eagle and/or any such parent, subsidiary or affiliate or to take any action that would disrupt or otherwise be disadvantageous to any such relationship.

                  7.6 Injunction. In the event of any breach or threatened or attempted breach of any such provision by Murphy, Eagle shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Murphy and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security. Further, Murphy shall not plead in defense thereto that there would be an adequate remedy at law.

                  7.7      Reasonableness.

                           7.7.1 Murphy has carefully  read and  considered  the
provisions of this Article 7 and, having done so, agrees that the restrictions and agreements set forth in this Article 7 are fair and reasonable and are reasonably required for the protection of the interests of Eagle and its business, shareholders, directors, officers and employees. Murphy further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain Murphy's ability to earn a livelihood.

                           7.7.2 If any court of competent  jurisdiction  should
determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 7 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by such modified provision or restriction.

                 8. Survival. Section 6.4 and Article 7 of this Agreement expressly survive any termination of this Agreement.

                 9. Assignability. Murphy shall have no right to assign this Agreement or any of Murphy's rights or obligations hereunder to another party or parties. Murphy acknowledges and agrees that Eagle may assign this Agreement and its rights and obligations hereunder without the consent of Murphy to EagleBank, a Maryland corporation, the entity established and controlled by Eagle to serve as the bank operating entity for the bank proposed to be established by Eagle (the "Operating Entity"). At such time as this Agreement is assigned to the Operating Entity the term "Eagle," for all purposes of this Agreement, shall mean and refer only to the Operating Entity, and Murphy acknowledges and agrees that, upon such assignment, Eagle Bancorp, Inc. shall be relieved of any further duties and obligations under this Agreement.

                 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.

                 11. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (1) when hand delivered to the other party, or (2) when received when sent by facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing same in a United States post office with first-class postage prepaid and addressed to the parties as set forth below, or the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this subparagraph, additionally, any notice given by facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day); or (3) three (3) business days after the same have been deposited in a United States post office with first-class certified mail, return receipt, postage prepaid and addressed to the parties as set forth below; or (4) the next business day after same have been deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party received a confirmation of delivery from the delivery service provider. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

                  To:      Thomas D. Murphy
                           13205 Betty Lane
                           Silver Spring, Maryland  20904

                           Fax:

                  To:      Eagle Bancorp, Inc.
                           7815 Woodmont Avenue
                           Bethesda, Maryland  20814

                           Fax:

         12. Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the employment of Murphy by Eagle, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.
         13. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         14. Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

         15. Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

         16. Gender and Tense. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

         17. Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, Eagle, its successors and assigns, and Murphy and his heirs, executors, administrators, and personal and legal representatives.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                        EAGLE:
                        Eagle Bancorp, Inc. or assigns

                        By:
                          ------------------------------

                Title:


                       MURPHY:

                       --------------------------------
                       Thomas D. Murphy